MEMC ANNOUNCES NEW APPOINTMENTS TO BOARD OF DIRECTORS

St. Peters, MO, October 11, 2012 - MEMC Electronic Materials, Inc. (NYSE: WFR) announced today that the Board of Directors has appointed three new independent directors to the Board, including Antonio Alvarez, Jeffry Quinn and Steven Tesoriere. The additions, which are effective as of October 11, 2012, increase MEMC's Board to 10 members.

Mr. Alvarez, 56, is the Chief Operating Officer at Aptina Imaging. Prior to joining Aptina, Alvarez served as Chief Operating Officer of Advanced Analogic Technologies, Chief Executive Officer of Leadis Technology, and Senior Vice-President of the Memory Products Division as well as Research & Development at Cypress Semiconductor. He has Bachelor's and Master of Science degrees in Electrical Engineering from the Georgia Institute of Technology and is currently a member of its Advisory Board. Alvarez also serves on the board of ChipMOS Technologies (Nasdaq: IMOS), a leading independent provider of semiconductor testing and assembly services to customers in Taiwan, Japan, and the United States.

Mr. Quinn, 53, is Chairman and Chief Executive Officer of The Quinn Group LLC, a diversified holding company with investments in the industrial, active lifestyle, and entertainment sectors, and Quinpario Partners LLC, an investment and operating firm in the performance materials and specialty chemical sectors. Prior to forming The Quinn Group and Quinpario in July 2012, Mr, Quinn served as President and Chief Executive Officer of Solutia Inc., a global leader in specialty chemicals, since 2004 and also served as Chairman of the Board of Solutia since 2006. He held those positions until the sale of Solutia in July 2012 to Eastman Chemical Company. Prior to that, Quinn served as Chief Restructuring Officer, Senior Vice President and General Counsel at Solutia, Executive Vice President of Premcor, Inc. and Senior Vice President, General Counsel and Secretary of Arch Coal Inc. He holds both a Juris Doctor and a mining engineering degree from the University of Kentucky and serves on the board of directors of Tronox Limited (NYSE: TROX), one of the world's largest fully integrated producers of titanium ore and titanium dioxide.

Mr. Tesoriere, 34, is a Managing Principal and Portfolio Manager of Altai Capital Management, L.P. Prior to founding Altai Capital, Tesoriere was an Analyst at Anchorage Capital Group, L.L.C., an Associate at Goldman, Sachs & Co. and an Analyst at The Blackstone Group, L.P. Mr. Tesoriere holds a Bachelor of Science degree in Commerce with a concentration in Finance from the University of Virginia. Previously, Mr. Tesoriere served as an observer to the board of directors for Tonbridge Power Inc.

“The appointments of Messrs. Alvarez, Quinn and Tesoriere add incremental depth and strength to the MEMC Board of Directors,” commented John Marren, MEMC's Chairman of the Board. “They join a board with a diverse range of experience, and we look forward to the unique and valuable perspective that each will add, as we continue to strengthen our industry positioning.”

Contacts:
Media:
Bill Michalek
Director, Corporate Communications
(636) 474-5443

Investors/Analysts:
Chris Chaney
Director, Investor Relations
(636) 474-5226

About MEMC
MEMC is a global leader in semiconductor and solar technology. MEMC has been a pioneer in the design and development of silicon wafer technologies for over 50 years. With R&D and manufacturing facilities in the U.S., Europe, and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells. Through its SunEdison subsidiary, MEMC is also a developer of solar power projects and a worldwide leader in solar energy services. MEMC's common stock is listed on the New York Stock Exchange under the symbol “WFR.” For more information about MEMC, please visit www.memc.com.